As filed with the Securities and Exchange Commission on July 14, 1999.
                                           Registration No. 333-81767
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -------------------------

                                AMENDMENT NO. 1
                                     TO
                                   FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------------------


                              HORIZON OFFSHORE, INC.
             (Exact name of registrant as specified in its charter)

  DELAWARE              2500 CITYWEST BOULEVARD, SUITE 2200           76-0487309
(State or other                HOUSTON, TEXAS 77042                 (I.R.S. Employer
jurisdiction of                 (713) 361-2600                    Identification Number)
incorporation or         (Address, including zip code, and
organization)        telephone number, including area code, of
                      registrant's principal executive offices)


                                DAVID W. SHARP
                            CHIEF FINANCIAL OFFICER
                      2500 CITYWEST BOULEVARD SUITE 2200
                             HOUSTON, TEXAS 77042
                                (713) 361-2600
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                   COPY TO:
                              WILLIAM B. MASTERS
                      JONES, WALKER, WAECHTER, POITEVENT,
                           CARRERE & DENEGRE, L.L.P.
                            201 ST. CHARLES AVENUE
                      NEW ORLEANS, LOUISIANA  70170-5100
                                 (504) 582-8000

                            -------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this registration statement
                            -------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                            -------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS



                   HORIZON OFFSHORE, INC.


     This prospectus relates to the offering of 4,125,000 shares of our common stock. All of the 4,125,000 shares are being offered by one of our principal stockholders, Det Sondenfjelds-Norske
Dampskibsselskab ASA. We will not receive any proceeds from the sale of common stock by the selling stockholder.


     The selling stockholder may offer its shares from time to time at a purchase price equal or related to the market price of our common stock or at such other price as it may agree on with any purchasers.


     Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." On July 13, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $ 8.063 per share.

                   ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this prospectus is July 14, 1999.

                   ------------------------

                     WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy that information at the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information about the public reference room. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the Commission electronically. The Commission's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the Commission to register the common stock offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the Commission's public reference room, and you may obtain copies from the Commission at prescribed rates.

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the Commission. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the Commission in the future will automatically update and supersede information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the Commission under the Securities Exchange Act of 1934:

*  Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

*  Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

* The description of our common stock included in our registration statement on Form 8-A under the Securities Exchange Act filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1 (Registration No. 333-43965); and

* All documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:


                            Horizon Offshore, Inc.
                      2500 CityWest Boulevard, Suite 2200
                             Houston, Texas 77042
                         Attn:  Investor Relations
                              (713) 361-2600


     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

                                THE COMPANY


     We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

     We have assembled a fleet of eleven vessels, ten of which are operational, with one vessel currently under refurbishment. Our fleet is capable of a wide range of marine construction activities, including:

     * Installing up to 48-inch pipelines and small diameter rigid and coiled-line pipe in water depths up to 800 feet;

     * Providing pipebury and all other services necessary to commence transporting oil and gas through an installed pipeline; and

     * Installing and salvaging production platforms and other marine structures.

     Our management believes that our fleet allows us to compete in the United States Gulf of Mexico for substantially all pipeline installation projects in shallow water depths of 200 feet and less and a substantial number of projects in intermediate water depths of between 200 and 800 feet.

     Our company was incorporated in Delaware in December 1995, but we did not commence operations until March 1996. In April 1998, we completed the initial public offering of shares of our common stock.


                          SELLING STOCKHOLDER

     In December 1997 we entered into an agreement with the selling stockholder, Det Sondenfjelds-Norske Dampskibsselskab ASA, to form a strategic alliance. As part of the strategic alliance:

     * The selling stockholder acquired the 4,125,000 shares of our common stock being offered under this prospectus;

     * We purchased the DSND Stephaniturm, a diving support vessel, from the selling stockholder for $18.3 million. We have leased the vessel to the selling stockholder until December 31, 1999; and

     * We formed a joint venture with the selling stockholder to primarily conduct deep water pipe laying operations in the United States Gulf of Mexico, Offshore Mexico and Canada, and in the Caribbean. We own 30% of the joint venture.

     In connection with the strategic alliance, we entered into a stockholders' agreement with the selling stockholder and two of our other principal stockholders. Under the stockholders' agreement, we agreed to register for resale all of the shares of common stock we sold to the selling stockholder under the strategic alliance agreement.

      As of July 13, 1999, the selling stockholder owned 4,125,000 shares (21.9%) of our outstanding common stock, all of which are being offered by this prospectus. After completion of this offering, the selling stockholder will not own any shares of our common stock.



                             PLAN OF DISTRIBUTION

     The selling stockholder may sell its shares directly or through broker-dealers acting as principal or agent. The selling stockholder may also sell its shares through one or more underwriters on a firm commitment or best effort basis. The selling stockholder may sell its shares in one or more transactions, at prices then prevailing or related to the then current market price or at negotiated prices. The selling stockholder will determine the offering price of the shares from time to time and the offering price may be higher or lower than the market price of the shares on the Nasdaq National Market. In connection with an underwritten offering, the selling stockholder or purchasers of the shares offered by this prospectus may pay compensation to underwriters or agents in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents.

     The methods by which the selling stockholder, or its pledgee, donee, transferee or other successor in interest, may offer and sell its shares may include, but are not limited to, the following:

     *   An underwritten offering;

     *   Privately negotiated transactions;

     * Sales on the Nasdaq National Market or other exchanges on which the common stock is listed at the time of sale at prices and at terms then prevailing or at prices related to the then current market price;

     * Cross or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     * A broker or dealer may purchase as principal and resell such shares for its own account under this prospectus; or

     * Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To the extent required in connection with a particular offering, we will set forth in a prospectus supplement or, if appropriate, in a post-effective amendment, the terms of the offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts.

     We have agreed to indemnify the selling stockholder against liabilities that may arise as a result of untrue statements or omissions of material facts in this prospectus. However, we will not indemnify the selling stockholder if these untrue statements were based on information that the selling stockholder provided to us in writing for use in this prospectus. In addition, we will not indemnify the selling stockholder if the selling stockholder did not provide a copy of the most current prospectus to the purchaser and the current prospectus would have cured the untrue statements or omissions that gave rise to the liabilities. If indemnification is not available, we may have to contribute to the payments which the selling stockholder may be required to make in respect of such liabilities. We have also agreed to indemnify underwriters who participate in the distribution of the shares offered by this prospectus on substantially the same basis. The selling stockholder has agreed to indemnify us against liabilities that arise as a result of untrue statements or omissions of material facts in this prospectus if those statements relate to the selling stockholder or its plan of distribution and are based on information provided to us by the selling stockholder for use in this prospectus.

     The selling stockholder and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling stockholder and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

     The selling stockholder will pay all underwriting fees, discounts and brokerage commissions. We will pay all expenses of preparing and reproducing this prospectus, including expenses of compliance with state securities laws and filing fees with the Commission. We will not receive any proceeds of the sale of any shares of our common stock offered under to this prospectus.



                             LEGAL MATTERS

     The validity of the shares of our common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.


                                EXPERTS

     The financial statements as of December 31, 1998 and for the year then ended, incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said report.

==========================      =========================


Prospective investors may
rely only on the
information contained in
this prospectus.   We have
not authorized anyone to          HORIZON OFFSHORE, INC.
provide prospective
investors with different
or additional information.            -------------
This prospectus is not an
offer to sell, nor is it                PROSPECTUS
seeking an offer to buy
these securities in any               -------------
jurisdiction where the
offer is not permitted.
The information contained
in this prospectus is
correct only as of the                -------------
date of this prospectus,
regardless of the time of             Common Stock
the delivery of this
prospectus or any sale of             -------------
these securities.


      _______________



    TABLE OF CONTENTS

                     PAGE

Where You Can Find
More Information ...... 2

The Company ........... 3

Selling Stockholder ... 4

Legal Matters ......... 5

Experts ............... 5

                                      July 14, 1999

==========================      ========================

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated fees and expenses payable by Horizon Offshore, Inc. (the "Company") in connection with the issuance and distribution of the common stock of the Company registered hereunder are as follows:

            Securities and Exchange Commission
              registration fee ..................     $  7,777
            Legal fees and expenses .............        5,000
            Accounting fees and expenses ........        5,000

                 Total ..........................     $ 17,777


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

      The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

      In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct.
Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.


ITEM 16.  EXHIBITS.

   4.1      - Amended and Restated Certificate of Incorporation of the Company
              (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.2      - Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.3      - Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

     5      - Opinion of Jones, Walker, Waechter, Poitevent, Carrere &
              Denegre, L.L.P.*

  23.1      - Consent of Arthur Andersen LLP*

  23.2      - Consent of Jones, Walker, Waechter, Poitevent, Carrere &
              Denegre, L.L.P. (included in Exhibit 5)*

    24      - Power of Attorney*
____________
          *   Previously filed


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of  1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            Provided, however, that paragraphs (a)(1)(I) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 14, 1999.

                                          HORIZON OFFSHORE, INC.


                                          By: /s/ BILL J. LAM
                                              ---------------------------
                                                  Bill J. Lam
                                           President  and  Chief Executive
                                           Officer


      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE

/S/ JONATHAN D. POLLOCK*          Chairman of the Board        July 14, 1999
-------------------------
    Jonathan D. Pollock

/S/     BILL J. LAM
-------------------------        President and Director        July 14, 1999
        Bill J. Lam           (Principal Executive Officer)


/S/ DAVID W. SHARP*              Chief Financial Officer       July 14, 1999
-------------------------       (Principal Financial and
    David W. Sharp                Accounting Officer)

/S/ JAMES DEVINE*                      Director                July 14, 1999
-------------------------
    James Devine

/S/ GUNNAR HIRSTI*                     Director                July 14, 1999
-------------------------
    Gunnar Hirsti


/S/ EDWARD L. MOSES, JR.*              Director                July 14, 1999
-------------------------
    Edward L. Moses, Jr.



*By: /S/ BILL J. LAM
-------------------------
         Bill J. Lam
Attorney-in-Fact and Agent